UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2009

JAVA DETOUR, INC.
(Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization) 1550 Bryant Street, Suite 500 San Francisco, CA (Address of principal executive offices)	000-52357 (Commission File Number)	20-5968895 (I.R.S. Employer Identification Number) 94103 (Zip Code)

Registrant’s telephone number, including area code: (415) 241-8020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2009, effective February 17, 2009, Java Detour, Inc. (the “Company”) amended a Securities Purchase, Loan and Security Agreement, dated May 19, 2008 (the “Securities Purchase Agreement”), by and among the Company, on the one hand, and Java Finance, LLC, Clydesdale Partners, LLC and Westfield Wealth Management, on the other hand (each a “Secured Party” and together the “Secured Parties”), and amended the related secured promissory notes, dated May 19, 2008 and July 11, 2008, to each Secured Party in the aggregate amount of $1,100,000 (each a “Note” and together the “Notes”).  The due date for the Notes was extended from January 15, 2009 to May 17, 2009.

As consideration for the extension, the Company shall pay $33,333.33 to each Secured Party on or before March 3, 2009 and paid $3,396 in legal fees to the Secured Parties’ counsel.  Additionally, the Company issued to Java Finance, LLC and Westfield Wealth Management five-year warrants to each purchase 250,000 shares of the Company’s common stock at an exercise price of $0.50 with a cashless exercise provision.

The Securities Purchase Agreement amendment continues the grant to the Secured Parties of a first priority and continuing security interest in certain assets, contracts, accounts, equipment and inventory of the Company as specifically set forth in the Securities Purchase Agreement. The Securities Purchase Agreement and the Note were previously included in the Company’s Current Report on Form 8-K filed on May 23, 2008, which description is incorporated herein by reference.

The foregoing description of the amendment is qualified in its entirety by the full text of the Amendment to Secured Promissory Note and Securities Purchase, Loan and Security Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Amendment to Secured Promissory Note and Securities Purchase, Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVA DETOUR, INC.

Date: March 2, 2009	By:	/s/ Michael Binninger
Name: Michael Binninger
Title: Chief Executive Officer